EXHIBIT 10-16(a)



                      MEMBERS AGREEMENT

     THIS MEMBERS AGREEMENT ("Agreement") dated as of July 15, 2005, is entered into by and among UNION NATIONAL COMMUNITY BANK, a national banking association organized under the federal National Bank Act, as amended, and having its principal office in Mount Joy, Pennsylvania ("UNCB" or the "Bank") and JOHN NEIHART, an adult individual ("Neihart") and KEVIN GLACKIN, an adult individual ("Glackin") (each a separate "Party" hereto, but together sometimes referred to as "Neihart/Glackin") (all parties collectively referred to as the "Parties").

                     W I T N E S S E T H:
                     ____________________

     WHEREAS, the Bank, by and through its Board of Directors and management, has determined that it would be advantageous for UNCB to develop additional capability to originate and process consumer mortgage loans in Pennsylvania and other states; and

     WHEREAS, Neihart and Glackin have substantial expertise in the mortgage origination and processing business, and have heretofore owned and operated a mortgage company licensed in Pennsylvania and other states, named Home Team Mortgage, Inc., a Pennsylvania corporation (hereinafter variously referred to as "Home Team" or "Mortgage Company"); and

     WHEREAS, UNCB and Neihart/Glackin believe and contemplate that combining the expertise of Neihart and Glackin, collectively, with the financial strength and regulatory exemptions and other advantages of the Bank, owing to its status as a national banking association will have a positive effect on the profitability and scope of the operations of the contemplated mortgage entity, and

     WHEREAS, the Parties have each determined that the transactions contemplated herein, whereby, among other things, Home Team Financial, LLC ("HTF LLC"or "Company") is formed to conduct the mortgage business contemplated herein, the Members purchase interests therein, certain assets of Mortgage Company are purchased and assumed by HTF, LLC, and Neihart and Glackin agree to manage the business for the period of time contemplated herein, are the best ways to effectuate such a combination and that it is therefore in their best interests to consummate those transactions, as set forth in this Agreement, an Operating Agreement entered into on even date herewith, and the Employment Agreements and the exhibits, annexes and schedules hereto and thereto in the manner provided herein and therein; and

     WHEREAS, in order for the Parties to take best advantage of the privileges, exemptions and powers available to the Bank, the Parties agree that the Bank is required to own a majority interest in HTF, LLC and to operate the Company as an operating subsidiary of the Bank; and

     WHEREAS, Home Team Mortgage, Inc. also owns an 87.5 % share in a title insurance agency, TA of Lancaster, LLC ("TA"), which ownership share Neihart and Glackin desire to assign to HTF, LLC;
and

     WHEREAS, Neihart and Glackin desire to provide a mechanism whereby they will receive value for relinquishing, over time, their 100% ownership interest in the mortgage business and furthermore to provide in advance for the Bank to ultimately assume 100% ownership in the mortgage business; and

     WHEREAS, the Bank desires to provide incentives for Neihart and Glackin to remain as employees of the Bank and contribute their considerable expertise to developing and expanding the Bank's mortgage origination and processing capability through HTF, LLC, therefore this Agreement and all terms and conditions set forth herein are expressly contingent upon Neihart and Glackin entering into written Employment Agreements with the Bank, providing that Neihart and Glackin will be employed by the Bank to effectuate the purposes of this Agreement,

     NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:


SECTION 1.   DEFINITIONS.

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:

     "Closing" shall mean the date this Agreement is executed by all Parties, or, if executed on different days by different
Parties, on the date the last Party executes this Agreement.

     "HTF, LLC" or "Company" means Home Team Financial, LLC, the limited liability company being formed by the Members to operate the mortgage business of the Bank.

     "Knowledge" as pertaining to UNCB, shall mean the actual knowledge of UNCB Executive Officers Mark Gainer, Michael Frey or
Clement Hoober. "Knowledge" as pertaining to Neihart and Glackin shall mean the actual knowledge of John Neihart and Kevin
Glackin.

     "Licensed Software" means software licensed from a third party licensor or "off the shelf" software.

     "Material" Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     "Material Adverse Effect," with respect to a Person, means any condition, event, change or occurrence that has or results in an effect which is Material and adverse to the financial condition, properties, assets under management, revenues, business or results of operations and future prospects of such Person and its subsidiaries, taken as a whole, provided, however, that "Material Adverse Effect" shall not include any change in or effect on the person directly or indirectly arising out of or attributable to any changes in general economic conditions.

     "Material Contracts" means any instrument, debt obligation, lease, rental agreement, warehouse line of credit, correspondent agreement, broker agreement, or agreement to buy and sell loans to which Home Team, immediately prior to Closing is a party, that will be assigned or re-executed subsequent to Closing in the name of or for the benefit of HTF, LLC.

     "Member" means a person having an ownership interest in Home
Team Financial, LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania.

     "Members" means all of the persons having any ownership interest in Home Team Financial, LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania.

     "Membership interest" The interest of a Member in the Company, including, without limitation, interests in the profits and losses, rights to distributions (liquidating or otherwise), allocations and information, and rights to consent to or approve actions by the Company, all in accordance with the provisions of this Agreement, the Operating Agreement, and the Act.

     "Mortgage Loan(s)" only if those words are capitalized, means those mortgage loans originated and closed prior to the date of Closing.

     "Operating Agreement" means that agreement, entered into even date herewith, entered into by the Members, setting forth, among other things, certain governing standards and procedures applicable to HTF, LLC, a copy of which is attached as Exhibit 1.

     "Person" includes an individual, corporation, partnership, limited liability company, association, trust or other organization, whether incorporated or unincorporated, including, without limitation the Bank.

     "Pipeline Loans" means mortgage loan applications in process but not closed as of the date of Closing.

     "Proprietary Software" means the customized proprietary software developed by Neihart/Glackin and used by Home Team
Mortgage, Inc.

     "Subsidiary," with respect to a Person, means any other
Person controlled by such Person.

     "UNCB's Incremental Income Tax Rate" means, UNCB's parent company's consolidated marginal income tax rate based on the United States Internal Revenue Service published corporate income tax rates, which as of the date of Closing, is 34%.

SECTION 2.  HOME TEAM FINANCIAL, LLC

     2.1. Creation of Home Team Financial, LLC - Initial
          ____________________________________   _______
          Ownership and Capitalization.
          ____________________________
     UNCB shall, prior to Closing, have caused to be created a limited liability company organized under the laws of the Commonwealth of Pennsylvania, named Home Team Financial, LLC - or, if that name is unavailable, a different name as close to "Home Team Mortgage" as is allowable by state authorities, whose operating purposes shall include the origination and processing of consumer mortgage loans, and all other lawful activities attendant thereto. At its inception, the members having a membership share in HTF LLC shall be UNCB, 98% , Neihart 1.08% and Glackin 0 .92%. However, voting rights of the respective members shall initially be UNCB 51%, Neihart, 24.5% and Glackin, 24.5%. HTF LLC will be capitalized as follows: 98% cash capital contribution by UNCB, and 2% cash capital contribution by Neihart/Glackin. Neihart/Glackin also intend to take distribution in kind from Home Team Mortgage, Inc., those tangible and intangible assets necessary or appropriate for the operation of Home Team Mortgage, Inc., for the purpose of contributing them as capital (which shall include the Proprietary Software) or selling them outright to HTF LLC such that HTF LLC may operate substantially the same business operation as did Home Team Mortgage, subject to differences owing to the fact that HTF LLC is an LLC, not a corporation, and that HTF LLC will be a
qualified operating subsidiary of a national bank.   The cash and
other property required to be contributed by the respective parties shall be that set forth on Annex "A" to the Operating Agreement.

     2.2. Governance, Management and Operation of HTF LLC.
          ________________________________________________

     HTF LLC shall be governed and overall management authority shall be vested in an Operating Committee consisting of John Neihart, Kevin Glackin and the current Chief Operating Officer of the Bank, or his/her designee and current Chief Financial Officer of the Bank or his/her designee. However the day-to-day operations of HTF, LLC shall be managed by John Neihart, as President; and Kevin Glackin, as Executive Vice President and Assistant Secretary. The Operating Committee shall have the powers and authority as set forth in the Operating Agreement, and shall be authorized to hire and utilize outside consultants, whose fees shall be paid by HTF LLC. It is contemplated that Nancy D. Schell and Jack R. Salvetti, of S.R. Snodgrass, shall initially serve as consultants to the Operating Committee.

     2.3. Employment of Neihart and Glackin.
          __________________________________

     The Parties Agree that a Material aspect of this Agreement and the transactions contemplated hereunder are the employment of Neihart and Glackin by the Bank to manage and direct HTF, LLC and to develop new markets in multiple states. Accordingly, this Agreement, and the transactions contemplated hereunder, are contingent upon Neihart and Glackin each entering into an Employment Agreement, the terms of which are set forth in "Exhibit 2" and "Exhibit 3," hereto.

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

     2.4. HTF LLC Profit Distributions.
          ____________________________

     Commencing at Closing and continuing for the balance of 2005 and for five (5) years, 2006 through 2010, 37.69% of the Net Profit distributable to the Members of HTF LLC will be payable as distributions to Neihart and 32.31% of the Net Profit distributable to the Members of HTF LLC will be payable to Glackin, the remainder shall be payable to the Bank. Commencing at Closing, and in each successive year, the percentage of Net Profit distributable to the Members shall be determined in accordance with Generally Accepted Accounting Principles, adjusted such that Net Profit is not reduced by amortization of start-up costs or good-will that arise from the purchase transactions contemplated in this Agreement. The Operating Committee shall meet within 45 days after the close of each of the first three quarters of each year and determine, based upon all quarters for the year in which the determination is made, a reasonable estimate of the annual Net Profit distributable to the Members that will accrue during that year. Based upon that estimate, 20% of the annual Net Profit distributable to the Members shall be paid out at the end of each quarter. With the approval of not less than 75% of the outstanding Membership votes, the Operating Committee may authorize quarterly payments in excess of the 20% of the projected annual Net Profit for that year. The Operating Committee shall meet within 60 days after the end of each year, determine the actual Net Profit distributable to the Members for the preceding year and pay adjusted distributions such that at least 80% of the annual Net Profit distributable is paid to the Members in accordance with the Operating Agreement. Distributions above 80% will require approval of at least 75% of the outstanding Membership votes and will be based on the Company's cash requirements and availability, and borrowing capacity in place.

     2.5 Step-down in Ownership of HTF LLC and Distributions to
         ______________________________________________________
         Neihart/Glackin
         _______________

     Commencing at the beginning of 2011, the ownership shares of the respective Parties in HTF LLC shall be as follows:


     2011 Ownership: UNCB    98.4%
                     Neihart 0.86%
                     Glackin 0.74%


     2012 Ownership  UNCB    98.8%
                     Neihart 0.65%
                     Glackin 0.55%

     2013 Ownership  UNCB    99.2%
                     Neihart 0.43%
                     Glackin 0.37

     2014 Ownership  UNCB    99.6%
                     Neihart 0.22%
                     Glackin 0.18%

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

     2015 Ownership  UNCB     100%
                     Neihart  0%
                     Glackin  0%

     Distributions of Net Profit shall be made in accordance with Annex C of the Company's Operating Agreement. At the
Commencement of calendar year 2015, UNCB shall become the sole owner of HTF LLC and shall thereafter be entitled to 100% of the Net Profit distributions.

     2.6 Buyout Payments to Neihart/Glackin.

         ___________________________________

     Commencing with Calendar year 2011, Neihart and Glackin shall be entitled to payments in consideration of the sale of their ownership interests in HTF LLC, as set forth in detail in
Section 17 of the Operating Agreement.

     2.7. Assumption of Ownership in Title Agency.
          _______________________________________

     At Closing, Neihart/Glackin will cause all of the ownership interest in TA which is currently held by Home Team to be assigned, free and clear of all encumbrances, to HTF LLC. HTF LLC will, contemporaneously with the assignment described in this Section, contribute $20,000 in cash as a capital contribution to TA. Within 30 days after the date of Closing, TA will pay to Home Team an amount equal to Home Team's capital account in TA, calculated as of July 15, 2005. The assignment of ownership shall be evidenced by the Assignment of Interest in a Limited Liability Company attached as "Exhibit 4."

     2.8  Sale of Assets.
          ______________
     Certain non-cash assets, including equipment, furniture, fixtures, furnishings, supplies, and computer hardware and Licensed Software heretofore utilized in the business operations of Home Team (but excluding the Proprietary Software which shall be contributed as Capital in HTF, LLC) , and including all Pipeline Loans , together with their files, and all records, documentation manuals and other instruments evidencing such non-cash assets shall be purchased by HTF LLC from Home Team on the date of Closing, for the purchase price of One Hundred Fifty Five Thousand Dollars ($155,000), including the list of assets set forth in "Exhibit 5."

     2.9  Assignment of Leases
          ____________________
     Home Team, on the date of Closing, also shall assign all leases of real and personal property used in its mortgage business, exclusive of any motor vehicles, to HTF LLC.

     2.10 Liquidation and Dissolution of Home Team Mortgage, Inc.
          _______________________________________________________

     As of the date of Closing, Neihart and Glackin will have in place procedures and means to pay all creditors of Home Team, distribute all remaining assets thereof to Neihart and Glackin individually, and to effectuate a dissolution of the corporation by filing Articles of Dissolution with the Pennsylvania Secretary of State, which shall take place within twelve (12) months after

Closing.

SECTION 3.REPRESENTATIONS AND WARRANTIES OF UNCB

     UNCB represents and warrants to Neihart and Glackin as follows:

     3.1 Corporate Authority.  The execution and delivery of this
         ___________________
Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of UNCB, and no other corporate action on the part of UNCB is necessary to authorize the approval of this Agreement. UNCB: (1) has corporate power to own its properties and to conduct its business as currently conducted; (2) has substantially complied with, and is not in default in any respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including regulatory minimum capital requirements, the non-compliance with which or the default under which in the aggregate would have a Material Adverse Effect on the transactions contemplated under this Agreement; (3) has not failed to file with the proper federal, state, local or other authorities any report or other document required to be so filed in connection with the transactions contemplated in this Agreement; and (4) has obtained all prior approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective registrations with all governmental and regulatory authorities, which are necessary to the business or operations contemplated in this Agreement.

     3.2 Organization and Standing.  UNCB is a national banking
         _________________________
association, and duly organized, validly existing and in good standing under the laws of United States. UNCB has full power and lawful authority to own and hold its properties and to carry on its present business. UNCB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

     3.3 Actions, Suits, and Proceedings.
         _______________________________

         (1) There is no litigation, investigation or proceeding pending, or to the Knowledge of UNCB threatened, that involves UNCB or its properties and that, if determined adversely to UNCB, would have a Material Adverse Effect on the transactions contemplated in this Agreement;
         (2) There are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against UNCB that would have a Material Adverse Effect; and
       (3) UNCB is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding that, if determined adversely to UNCB, would have a Material Adverse Effect on the transactions contemplated in this Agreement.

     3.4 Compliance with Laws; Governmental Authorizations.
         __________________________________________________
Except where noncompliance would not have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of UNCB:
(i) UNCB is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to UNCB or to any of its properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of UNCB as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the knowledge of threatened, which may result in the revocation, cancellation, suspension or Material adverse modification of any thereof.

     3.5 Insurance.  UNCB is insured by reputable insurers
         _________
against all risks normally insured against by financial institutions, and all of the insurance policies or bonds maintained by it are in full force and effect and for reasonable amounts against risks that companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and have maintained all insurance required by applicable laws and regulations. UNCB is not in default and all material claims have been filed in due and timely fashion.

     3.6 Deposit Insurance.   The deposits of UNCB are insured by
         _________________
the Bank Insurance Fund of the Federal Deposit Insurance
Corporation (the "FDIC") to the maximum extent provided in the Federal Deposit Insurance Act.

     3.7 Compliance with Privacy Laws Policies.  UNCB is in
         _____________________________________
compliance with (1) the terms of its own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been made available to Neihart and Glackin (the "Privacy Policy") and (2) any Applicable Laws concerning the protection of confidential personal information received from customers and consumers, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999, except in each case for any non-compliance that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect.

     3.8 Representations and Warranties.  No representation or
         ______________________________
warranty by UNCB and no statement by UNCB in any certificate, agreement, exhibit or other document furnished in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omit to state any material fact necessary to make the representation, warranty or statement not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

     3.9 Consents and Approvals; No Violations.  The execution,
         _____________________________________
delivery and performance of this Agreement by UNCB does not, and the consummation of the transactions contemplated herein will not, constitute: (i) subject to receipt of any required regulatory approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which UNCB (or any of its properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, (ii) a breach or violation of, or a default under UNCB's Articles of Incorporation, or Bylaws, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of UNCB under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, capital lease, security agreement, loan agreement, or commitment for the borrowing of money, or the deferred purchase price of assets, or other agreement, instrument or obligation to which UNCB is a party, or to which any of UNCB's properties or assets may be bound, or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on UNCB or enable any person to enjoin the transactions contemplated pursuant to this Agreement. The consummation of the transactions contemplated hereby will not require any approval, consent, notices or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than Notice to the Office of the Comptroller of the Currency in the United States Treasury Department of the creation of the operating subsidiary of the Bank, and any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on UNCB or enable any person to enjoin the transactions contemplated pursuant to this agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF NEIHART AND GLACKIN

Neihart and Glackin each individually represent and warrant to UNCB as follows:

     4.1. Neihart and Glackin are citizens of the United States and are each at least twenty-one (21) years of age.

     4.2.Neihart and Glackin are domiciled within the Commonwealth of Pennsylvania and maintain their principal residences at the address set forth at the end of this Agreement.
Neither Neihart nor Glackin has any present intention of moving his principal residence to a different state or territory.

     4.3.The Membership Interest in Home Team Financial, LLC will be acquired by Neihart and Glackin for investment only, each for his own account, and not with a view to resale, or offer for sale, or for sale in connection with the distribution or transfer thereof. The Membership Interest is not being purchased for subdivision or fractionalization thereof; and Neihart and Glackin have no contract, undertaking, agreement, arrangement, or plans with any person or entity to sell, hypothecate, pledge, donate, or otherwise transfer to any such person or entity all or any part of the Membership Interest.

     4.4.Neihart's and Glackin's present financial condition is such that neither Neihart nor Glackin is under any present or contemplated future need to dispose of any portion of the Membership to satisfy any existing or contemplated undertaking, need, or indebtedness.

     4.5.Litigation.   No litigation or administrative,
         __________
investigative or arbitration proceeding is pending or, to the best of Neihart/Glackin's Knowledge, threatened against Home Team Mortgage, Inc., or Neihart or Glackin individually, which if determined adversely to Neihart/Glackin would materially adversely affect the execution, delivery or enforceability of this Agreement or which would materially impair Neihart/Glackin's ability to perform its obligations under this Agreement.

     4.6. Contracts.  There are no material contracts to which
          _________
Home Team Mortgage, Inc. or Neihart or Glackin individually is a party or by which it is bound that contains covenants limiting the freedom of Neihart/Glackin to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of Neihart and Glackin, respectively, to enter into the Employment Agreements attached hereto as Exhibits 2 and 3.

     4.7. Representations and Warranties as to Home Team
          ______________________________________________
          Mortgage, Inc.
          ______________

          4.7.1 Financial Statements.  Neihart/Glackin have
                _____________________
delivered to UNCB the following financial statements, each of which (including any related notes and schedules) to Neihart and Glackin's Knowledge, presents fairly the financial condition and results of operations of Home Team, at the dates and for the periods covered by the statements, in accordance with GAAP, consistently applied throughout the periods covered by the statements, except as otherwise noted in a footnote: Balance Sheets, Statements of Income, Statements of Shareholders' Equity, and Consolidated Statements of Cash Flows and accompanying notes as of and for the years ended December 31, 2004, and December 31, 2003, audited by Trout, Ebersole & Groff, LLP, Certified Public Accountants.

          4.7.2.    Ability to Pay all Creditors.  Home Team will
                    _____________________________
be financially able to pay all creditors from Home Team's retained earnings and surplus cash after sale of its fixed assets to HTF LLC (as set forth in Exhibit 5 hereto) such that it may assign TA to HTF LLC free and clear of any creditor claims.

          4.7.3. Mortgage Banking Operations and Activities.
                 __________________________________________

     (1) Mortgage Banking Licenses and Qualifications.  To
         ____________________________________________
     Neihart's and Glackin's Knowledge, Home Team possesses all material certifications, authorizations, licenses, permits, consents, qualifications and orders necessary to conduct its current mortgage banking business ("Licenses"), and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage broker, lender and/or servicer. All of the Licenses are in full force and effect, and to Neihart/Glackin's Knowledge, information and belief, no suspension, modification or cancellation of any of the Licenses is pending or threatened.

     (2)      Mortgage Loans.  Neihart/Glackin have previously
              _______________
     delivered to UNCB certain data and information regarding the Mortgage Loans originated by Mortgage Company during 2003, 2004 and as of April 30, 2005, pursuant to contracts between Mortgage Company and investors. Neihart/Glackin also have previously delivered to UNCB certain data and information regarding Pipeline Loans as of the Closing Date, pursuant to contracts between Mortgage Company and investors. To Neihart's and Glackin's Knowledge, the information provided to UNCB is correct in all Material respects.

     (3)      No Recourse.  To Neihart's and Glackin's Knowledge,
              ___________
     Mortgage Company is not a party to (i) any agreement or arrangement with (or otherwise obligated to) any person, including an investor or insurer, to repurchase from any such person any Mortgage Loans which were brokered by Mortgage Company ("Previously Disposed Loans") or (ii) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any person or otherwise assume any liability with respect to any Loss suffered or incurred as a result of any default under or the foreclosure or sale of any such Mortgage Loan, except insofar as (a) such recourse is based upon a breach by Mortgage Company of a customary representation, warranty or undertaking, or (b) Mortgage Company incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable agreement.

     (4)      Mortgage Broker/Correspondent Agreements.
              _________________________________________
     Neihart/Glackin has previously provided UNCB true and complete copies of all Mortgage Broker/Correspondent Agreements to which Mortgage Company is a party as of the date hereof. To Neihart's and Glackin's Knowledge, the Mortgage Broker/Correspondent Agreements set forth all the terms and conditions of Mortgage Company's rights against any obligations to the Agencies and investors and they have not been modified in any material respect. All of the Mortgage Broker/Correspondent Agreements are valid and binding obligations of Mortgage Company and, to the Knowledge of Neihart/Glackin, all of the other parties thereto, and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). To Neihart's and Glackin's Knowledge, there is no default or claim of default by any party under any such Mortgage Broker/Correspondent Agreement, and except for the consummation of the transactions contemplated by this Agreement, no event has occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Mortgage Broker/Correspondent Agreement or would result in any such Mortgage Broker/Correspondent Agreement being terminable by any party thereto. As of the date of this Agreement, there is no pending or, to the Knowledge of Neihart/Glackin, threatened cancellation of any Mortgage Broker/Correspondent Agreement. No material sanctions or penalties have been imposed upon Mortgage Company under any Mortgage Broker/Correspondent Agreement or under any applicable regulation.

     (5)     Compliance.
             __________

             (a) Except where noncompliance would not have a Material Adverse Effect upon the condition (financial or otherwise), assets, liability, business, operating or future prospects of Mortgage Company, Mortgage Company is, to Neihart/Glackin's Knowledge, in compliance in all Material respects with all federal, state and other applicable laws, rules, regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to it, its properties and assets and its conduct of business, the breach of which would require the repurchase of a Mortgage Loan or result in the Mortgage Bank incurring a Material loss. Mortgage Company has timely filed all material reports required by any investor or insurer or by any federal, state or municipal law, regulation or ordinance, to be filed except where the failure to do so would not have a Material Adverse Effect on the business, financial condition or results of operation of Mortgage Bank taken as a whole. To Neihart/Glackin's Knowledge, Mortgage Company has not done or failed to do, and has not caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any private mortgage insurance or commitment of any private mortgage insurer to insure, (ii) any title insurance policy, (iii) any hazard insurance policy, (iv) any flood insurance policy, (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by FNMA, FHLMC, or private mortgage insurers, or (vi) any surety or guaranty agreement. To Neihart/Glackin's Knowledge, no agency, investor or private mortgage insurer has (i) claimed that Mortgage Company has repeatedly violated or has not materially complied on a recurring basis with the applicable underwriting standards with respect to Mortgage Loans originated by Mortgage Company to an investor or (ii) imposed restrictions on the activities of Mortgage Company.

               (b) Neihart/Glackin have no Knowledge of any notice received by Home Team as of the Closing Date that any Mortgage Loan originated by Home Team involve a violation of the purchaser's underwriting guidelines which would require the Repurchase of a Mortgage Loan by Home Team.

               (c) Mortgage Company currently maintains and enforces internal polices and procedures which protect the confidentiality of non-public personal information of borrowers in compliance with Title V of the Gramm-Leach-Bliley Act and other applicable federal and state privacy laws and regulations.

          (6)  Loan Disbursement.
               _________________
               To Neihart/Glackin's Knowledge, upon origination, all of the Mortgage Loans were fully disbursed in accordance with applicable law and regulations in all Material respects.

          (7)  Payment of  Taxes, Insurance Premiums, Etc.
               ___________________________________________
               The responsibilities of Mortgage Company with respect to all applicable taxes (including tax reporting for the period prior to the Closing), assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the Mortgage Loans have been duly met in all Material respects.

     4.7.4. CONTRACTS. Neihart/Glackin has previously made available to UNCB true and complete copies of each contract that is Material to the current business of Home Team

Mortgage, Inc., including true and complete descriptions of any oral contracts, in all cases as amended and currently in effect. "Exhibit 5" sets forth a complete list of all fixed assets of Home Team being purchased by HTF LLC on the date of Closing, including, without limitation, fixtures, equipment, supplies, computer hardware and Licensed Software.

          Each of the Material Contracts to which Home Team is a party that relates to or affects the assets or operations of Home Team or to which Home Team or their respective assets or operations may be bound or subject is a valid and binding obligation of Home Team and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.


     4.7.5. LABOR AND EMPLOYMENT MATTERS.

          (1) To Neihart/Glackin's Knowledge, Home Team is and has been in compliance in all Material respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice;

          (2) Neihart/Glackin have not received notice, correspondence, or oral or written indication or communication of, nor to the Knowledge of Neihart/Glackin, Home Team is not subject to, any investigation or review by or before any governmental entity concerning any violations of any such applicable labor or employment laws, and, to the Knowledge of Neihart/Glackin, there is no such investigation threatened nor has any such investigation occurred during the last three years, nor has any governmental entity provided any notice to Home Team or otherwise asserted an intention to conduct any such investigation;

     4.7.6.TITLE TO ASSETS.

          (1) Home Team does not own any real property. To Neihart/Glackin's Knowledge, Home Team has good and marketable title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, set forth on "Exhibit 5" except liens for taxes or assessments not delinquent, and such other liens and encumbrances and imperfections of title as do not Materially affect the value of such property or as reflected in the Home Team December 31, 2004 Balance Sheet and which do not interfere with or impair its present and continued use. All real properties leased or operated by Home Team which are Material to the business, operations or financial condition of Home Team are in substantially good operating condition and repair (ordinary wear and tear excepted).

          (2) To Neihart/Glackin's Knowledge, all properties held by Home Team under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not Material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. To Neihart/Glackin's Knowledge, Home Team, and to their Knowledge any third party, is not in default in any Material respect under any Material lease, agreement or obligation regarding Home Team's properties or to which Home Team is a party or by which it is bound.

     4.7.7. PROPRIETARY SOFTWARE. The current software applications used by Home Team in the operation of its business shall be migrated to and become the property of HTF, LLC as of the Closing date. The Licensed Software shall be purchased by HTF, LLC and the Proprietary Software shall be contributed as capital of HTF, LLC. Neihart and Glackin represent that Home Team has, and Neihart and Glackin, upon distribution to them of the Proprietary Software, will have complete rights to and ownership of the Proprietary Software, including possession of, or ready access to, the source code for such Proprietary Software in its most recent version. To Neihart/Glackin's Knowledge, no part of any such Proprietary Software infringes upon the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity. None of the Proprietary Software has been sold, assigned, licensed, distributed or in any other way disposed of or encumbered.

     4.7.8.LICENSED SOFTWARE.   The Licensed Software is held by
Home Team legitimately and to Neihart/Glackin's Knowledge, is fully transferable hereunder without any third party consent. To Neihart/Glackin's Knowledge, all of Home Team's computer hardware has legitimately licensed software installed therein.

     4.7.9. NO ERRORS; NONCONFORMITY. To the Knowledge of Neihart/Glackin, the Proprietary Software is free from any Material defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, Materially conforms to the stated specifications thereof, and, the applications can be reasonably recreated from their associated source codes.

     4.7.10. DOCUMENTATION. At Closing, as part of the purchase of the fixed assets of Home Team and in-kind capital contribution, Neihart/Glackin will furnish UNCB with true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Proprietary and Licensed Software, and as to the Software owned by Home Team, the source code.

     4.7.11 NO VA/FHA LOANS; NO GNMA/FNMA/FHLMC SALES. Home Team has not originated any Federal Housing Administration or Veterans Administration-insured Mortgage Loans, nor has it originated any loans that were sold to or through any government sponsored mortgage entity, including GNMA, FNMA or FHLMC.

     4.8    REPRESENTATIONS AND WARRANTIES AS TO TA:

     4.8.1. Home Team is the legal and beneficial owner of eighty-seven and one half percent (87.5%) of the membership rights in TA. Home Team has not sold, transferred, or encumbered any or all of the Membership Rights. Neihart/Glackin has the full and sufficient right at law and in equity to transfer and assign the Membership Rights, and is transferring and assigning the membership rights to HTF, LLC free and clear of any and all right, title, or interest of any other person whatsoever.

     4.8.2. NO DEFAULTS. Neihart/Glackin have been given no notice of any default in performing its or Home Team's obligations of TA.

     4.8.3. CONSENTS OF MEMBERS.   There are no agreements
between Neihart/Glackin and any member in TA which restrain, restrict, or condition the transactions contemplated in this Agreement, including the admission of HTF LLC as a member in TA, or if any condition is applicable or any consent required, the stated condition has been met and the required consent of each member in TA has been obtained.

     4.8.4. TA OPERATING AGREEMENT. Attached as Exhibit 6 is a true and complete copy of the TA Operating Agreement, effective and valid in accordance with its terms on the effective date of this Agreement.

     4.8.5. NO VIOLATIONS OR CONFLICTS. To Neihart/Glackin's Knowledge, the execution, delivery, and performance of this Agreement by Neihart/Glackin and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, rule or regulation to which TA is subject or (ii) any judgment, decree, order, government permit or license to which TA is subject, which violation or requirement
would have a Material Adverse Effect on it;   (b) except as
otherwise described in this Agreement, conflict with, require any consent, approval, or filing under, result in the Material breach or termination of any provision of, constitute a Material default under, result in the acceleration of the performance of any of TA's obligations under, or result in the creation of any claim, security interest, lien charge, or encumbrance upon any of TA's properties, assets, or business pursuant to (i) any of TA's articles of organization or operating agreement, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which TA is a party or by which any of TA's assets or properties is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or governmental agency by which TA or any of TA's assets are bound, except for any of the foregoing that, individually or in the aggregate, would not have Material Adverse Effect on TA or enable any person to enjoin the transfer of TA to HTF LLC under this Agreement.

     4.8.6. CONDUCT OF BUSINESS BY TA. Except where noncompliance would not have a Material Adverse Effect upon the condition or business of TA, to Neihart/Glackin's Knowledge, TA has conducted its business in material compliance with all applicable laws and regulations including the federal Real Estate Settlement Procedures Act. Except where noncompliance would not have a Material Adverse Effect upon the condition or business of TA, Neihart and Glackin are not aware of the real or personal properties owned, leased, operated or occupied by TA, nor the use, operation or maintenance thereof, (i) violating any applicable laws, or (ii) violating any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

     4.8.7. PROPER LICENSURE.   To Neihart/Glackin's Knowledge,
TA possesses all Material certifications, authorizations, licenses, permits, consents, approvals, appointments, qualifications, and orders ("Permits") lawfully required to enable TA to conduct its business as a land title company in all jurisdictions in which TA conducts business, and is in good standing under all applicable federal, state and local laws and regulations thereunder. To Neihart/Glackin's Knowledge, all of the Permits are in full force and effect, and to Neihart/Glackin's Knowledge, no suspension, modification or cancellation of any of the Permits is pending or threatened.

     4.8.8. NO ADVERSE LITIGATION OR CLAIMS.  To
Neihart/Glackin's Knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any government, or other person including, without limitation any title insurance claim (i) pending to which TA is a party, (ii) threatened against or relating to TA or any of TA's assets or businesses, (iii) challenging Neihart/Glackin's right to execute, deliver and perform this Agreement, or (iv) asserting any right with respect to any of the Neihart/Glackin's interests in TA, and to Neihart/Glackin's Knowledge, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

     4.8.9. FINANCIAL INFORMATION. To Neihart/Glackin's Knowledge, the Bank has been provided with certain financial statements of TA ("TA Financial Statements") which Neihart and Glackin understand are consistent with the books and records of
TA.   To Neihart/Glackin's Knowledge,  there is no Material basis for assertion against TA of any claim, liability or obligation not fully disclosed in the TA Financial Statements.

     4.8.10.TAXES.   To Neihart/Glackin's Knowledge,  TA has duly
and timely filed with all appropriate governmental agencies, all tax returns, information returns, and reports required to be
filed by TA.   To Neihart/Glackin's Knowledge, TA has paid in
full all taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by TA to all taxing authorities. To Neihart/Glackin's Knowledge, complete and correct copies of: (a) the income tax returns of TA for two fiscal years ending December 31, 2004, and December 31, 2003, as filed by TA with the Internal Revenue Service (the "IRS") and all state taxing authorities ("Returns") , (b) all audit reports received by Neihart/Glackin concerning TA during the last two years and issued by the IRS or any state taxing authorities, and
(c) any consents and agreements entered into by TA during the last three years with the IRS or any state taxing authorities
concerning TA have been provided to UNCB.   To Neihart/Glackin's
Knowledge, all claims by the IRS or any state taxing authorities for taxes due and payable by TA attributable to TA's business have been paid by TA. Neihart/Glackin and TA are not parties to, and are not aware of, any pending or threatened action, suit, proceeding, or assessment against TA for the collection of taxes by any governmental agency.

     4.8.11. REAL PROPERTY ASSETS.  To Neihart/Glackin's
Knowledge, TA does not own any interest in any real estate.

     4.8.12. PERSONAL PROPERTY ASSETS. To Neihart/Glackin's Knowledge, TA has good and marketable title to all of the personal property owned by TA free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances. To Neihart/Glackin's Knowledge, all of TA's personal property is in good operating condition and repair (ordinary wear and tear excepted), fit for its intended purposes, and is adequate for the continuation of TA's business as a land title company.

     4.8.13. INSURANCE.   To Neihart/Glackin's  knowledge,
information and belief, each insurance policy covering the activities of TA is in full force and effect, is valid and enforceable, and TA is not in Material breach of or in default under any of such policies. Neihart/Glackin has no notice of, or any reason to believe that there is or has been, any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in this Section. To Neihart/Glackin's knowledge, there are no claims that have been made under any insurance policy relating to the insurance referred to this Section. To Neihart/Glackin's knowledge, information and belief, TA has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

     4.8.14. EMPLOYMENT LAWS. To Neihart/Glackin's knowledge, information and belief, TA is not in violation of any applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws, or any other applicable laws relating to employment and employment practices. Neihart/Glackin are not aware of any investigations, claims, charges, and employment-related suits or controversies that have occurred with respect to TA within the last 3 years or which are presently pending or threatened with respect to TA under any applicable employment-related law.

     4.8.15. BOOKS AND RECORDS.   To Neihart/Glackin's knowledge,
information and belief, TA has provided UNCB with all of the books and records pertaining to its business. To Neihart/Glackin's knowledge, such books and records have been maintained on a current basis. To Neihart/Glackin's Knowledge, TA has consistently used the fiscal year ended December 31 as their taxable year, and has consistently used the cash method as its method of accounting for tax purposes.

     4.8.16. BANK ACCOUNTS. To Neihart/Glackin's Knowledge, the Bank has been provided with the records of each checking account, savings account, escrow account and other bank account and safe deposit box maintained by TA, and the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes. To Neihart/Glackin's Knowledge, TA's escrow and remittance accounts have been audited by the insurance company(ies) with whom it is appointed and the audits show no Material discrepancies.

     4.8.17. NO ADVERSE CIRCUMSTANCES.   Neihart/Glackin has no
knowledge of any present or future Material condition, state of facts or circumstances that have affected or may have a Material Adverse Effect on the business of TA or materially prevent TA from carrying on its business as a licensed Pennsylvania land title company.

     4.8.18. NO EMPLOYMENT AGREEMENTS.  To Neihart/Glackin's
Knowledge, TA has not entered into any employment agreements and all employees can be terminated at will and, to

Niehart/Glackin's Knowledge, TA has no arrangements with any TA employees to pay severance or other undisclosed fees.

     4.8.19. REAL AND PERSONAL PROPERTY LEASES.   To
Neihart/Glackin's Knowledge, the Bank has been provided with all of the leases entered into by TA relating to real or personal property.

     4.8.20. EXISTING DEBT OF TA.  To Neihart/Glackin's
Knowledge, TA has no existing debt.

     4.9. COMPLETE AND ACCURATE DISCLOSURE. Neither this Agreement nor Neihart/Glackin's representations, warranties or covenants contained herein, nor any financial statement, schedule (including, without limitation, the exhibits, annexes and schedules attached hereto), certificate, or other statement or document delivered by Neihart/Glackin to UNCB in connection herewith, when read together, contains any statement which, at the time and in light of the circumstances under which it is made, is Materially incorrect, false or misleading with respect to any Material fact or omits to state any Material fact necessary to make the statements contained herein or therein not Materially false or misleading.

     4.10. NO UNDISCLOSED INFORMATION. No representation or warranty in this Section 4 or any annex, schedule in this Agreement contains any untrue statement of a Material fact, or omits to state a Material fact necessary in order to make this statement contained herein or therein in light of the circumstances under which such statements were made, not misleading.

     4.11 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Neihart/Glackin does not, and the consummation of the transactions contemplated herein will not constitute: (i) subject to receipt of any required regulatory approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which Home Team (or any of its properties) is subject, which breach, violation or default would have a Material Adverse Effect on them, or enable any person to enjoin the transactions contemplated pursuant to this Agreement; (ii) a breach or violation of, or a default under Home Team's Articles of Incorporation, or Bylaws, (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Home Team or Neihart/Glackin as individuals under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, capital lease, security agreement, loan agreement, or commitment for the borrowing of money, or the deferred purchase price of assets, or other agreement, instrument or obligation to which the Neihart/Glackin as individuals or Home Team is a party, or to which any of Home Team's properties or assets may be bound, or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Home Team nor enable any person to enjoin the transactions contemplated pursuant to this Agreement. The consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, all required approvals, consents and waivers of governmental authorities, any such approval, consent or waiver that already has been obtained, and any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Home Team or enable any person to enjoin the transactions contemplated pursuant to this Agreement; and will not require prior approval or consent of any other person having an ownership interest in TA, unless such approval has been obtained in writing.

SECTION 5. COVENANTS OF NEIHART AND GLACKIN

     From the date of Closing for as long as Neihart and Glackin are Officers or Members of the HTF, LLC, Neihart and Glackin covenant and agree to do the following:

     5.1  OPERATION OF BUSINESS.   Neihart and Glackin agree to
serve the Operating Committee in carrying out the day to day affairs of HTF, LLC as Employees of the Bank and Officers of HTF, LLC, being responsible for the operations of HTF.LLC in all respects, except for the duties and responsibilities of UNCB enumerated in Section 15 of the Operating Agreement, and the matters enumerated in the Operating Agreement that would require the consent of the Operating Committee or the Members, it being expressly understood that Neihart and Glackin, as Officers of HTF, LLC will have authority to manage the day to day business of HTF,LLC in accordance with the guidelines, policies and procedures established by UNCB and the Operating Committee as appropriate for HTF, LLC as an operating subsidiary of UNCB, the provisions of their respective Employment Agreements, and applicable laws, regulations, policies, recommendations and directives of federal, state, local and municipal government agencies governing the activities of UNCB, HTF, LLC and TA. Notwithstanding the foregoing, Neihart and Glackin agree to obtain the prior approval of the Operating Committee for the following matters:

          (a) The hiring or firing of any employee receiving salary or hourly wages over $55,000 (exclusive of commissions and fringe benefits) on an annualized basis;

          (b) The entering into any Material contract, incur any Material liability or obligation, or make any Material commitment, acquire or dispose of any Material asset or engage in any Material transaction or subject any of HTF LLC's assets to any Material lien, claim, charge or encumbrance of any kind;

          (c) The origination of any loan outside of the Company's internal lending guidelines or the expansion of those internal lending guidelines;

          (d) The material deviation in any way from the bank guidelines, policies and procedures relating to mortgage loan application processing, origination and funding; and

          (e) The establishment of any new lender relationships other than those in effect commencing at the Closing (i.e., Wilmington Finance, IndyMac, National City, Countrywide, Long Beach, Washington Mutual, New Century, Option One, Interfirst, and Nova Star).

     5.2 MORTGAGE LOAN ORIGINATION. With respect to HTF, LLC mortgage loan origination activities, Neihart and Glackin covenant as follows:

          (a) All mortgage loan applications accepted into HTF, LLC's pipeline will be processed and underwritten in accordance with applicable standards established by purchasers of the loan, and will comply in all material respects with applicable laws, regulations and policies of the federal bank regulators.

          (b) HTF LLC will maintain and enforce, internal policies and procedures which protect the confidentiality of non-public personal information of the borrowers in compliance with Title V of the Gramm-Leach-Bliley Act and all applicable federal and state privacy laws and regulations. Any non-public personal information of the borrowers to which HTF LLC may have access shall never be used for anything other than the purpose for which it is intended in connection with its performing services for the borrowers and any and all purchasers of mortgage loans originated by HTF, LLC, and any permissible cross-marketing with the Bank's products and services as may be mutually agreed and undertaken in accordance with applicable laws.

          (c) Neihart/Glackin acknowledge and understand that UNCB is committed to full compliance with any and all applicable laws, rules, regulations and orders relating to fair lending (the "Fair Lending Laws"). In connection with such commitment, Neihart/Glackin covenants that HTF, LLC shall not engage in any practice or transaction relating to a mortgage loan which would directly or indirectly have the effect of discriminating against any mortgage loan applicant on the basis of race, color, religion, national origin, sex, marital status or age (provided that the applicant has the legal capacity to contract), the fact that all or part of the applicant's income derives from any public assistance program, or the fact that the applicant has in good faith exercised any rights under the Consumer Credit Protection Act. UNCB and Neihart/Glackin shall cooperate to develop and implement underwriting criteria and other mortgage loan practices which: (a) are consistent with safe and sound banking practices, and (b) are consistent and comply with the Fair Lending Laws.

     5.3. DISSOLUTION OF HOME TEAM. Neihart and Glackin agree to use all commercially reasonable efforts to effectuate the dissolution of Home Team in accordance with the procedures referenced in Section 2.10 within twelve (12) months after the Closing, including preparing and filing appropriate Articles of Dissolution and other documents relating to Home Team as may be reasonably requested by UNCB that would effectuate an orderly dissolution. During the interim period from the Closing to the date of dissolution, Neihart and Glackin agree to keep in full force and effect insurance policies covering the activities of Home Team ("tail insurance") until such time as prudent business judgment would allow for cancellation thereof.

     5.4 COMPLIANCE WITH MUTUAL RELEASE. Neihart and Glackin agree to ensure that payments called for in that certain Mutual Release of All Claims, by and between Darryl L. Kane, National Affiliates, Inc. and Software Partners on the one hand, and Gentry Weiss, John Neihart and Home Team Mortgage, Inc., on the other hand, dated June 13, 2005, shall be made in a timely fashion as set forth in that Mutual Release.


     5.5 BEST EFFORTS. Neihart/Glackin agree to cooperate with UNCB and shall use its reasonable best efforts to do or cause to be done all other things necessary or appropriate on their part in order to undertake their respective obligations and fulfill their covenants set forth in this Agreement to allow for an orderly transition of Home Team's business to HTF, LLC. In particular, Neihart/Glackin shall:

          (1) cooperate with UNCB in making Home Team's employees reasonably available for training by UNCB, to the extent that such training is deemed reasonably necessary by UNCB;

          (2)  pay all of its expenses related to the
          transactions contemplated pursuant to this Agreement within thirty (30) days after the Closing Date;

          (3) prepare and file any other document or assist UNCB in preparing and filing any other document necessary to transfer the assets of Home Team to HTF, LLC;

          (4) assist UNCB in UNCB's obligation to promptly prepare and file, all required applications and notices for regulatory approval of the transactions contemplated by this Agreement;

          (5) cooperate and work with UNCB in marketing HTF, LLC's and TA's business and in implementing mutually agreed upon and orderly expansion plans, consistent with safe and sound operations of the company;

          (6) not knowingly take or permit to be taken any action which would constitute a material breach of any representation, warranty or covenant set forth in this Agreement;.

          (7) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, retain the services of its present officers and employees, maintain good relationships with its employees, and maintain its relationships with customers, suppliers and others heretofore having business dealings with Home Team, all for the benefit of HTF LLC; and


          (8) assist in maintaining HTF, LLC's books of account, financial statements and other financial records in accordance with applicable banking rules and regulations.

SECTION 6. COVENANTS OF UNCB

     6.1  Best Efforts.  From the date of Closing, UNCB covenants
          ____________
and agrees to do the following:

          (1) Generally to facilitate the establishment and initial operation of HTF, LLC, consistent with Section 2 hereof, and the Operating Agreement, and facilitate the smooth transition of the assets and business operations of Home Team to HTF LLC by, among other things, cooperating and assisting in the purchase and transfer of assets from Home Team to HTF, LLC in accordance with the provisions of Section 2 of this Agreement, the transition of employees from Home Team to HTF, LLC, the conversion of back-office operations and transitioning the company into an operating subsidiary without undue disruption of Home Team's business.

          (2) To use all reasonable efforts to undertake UNCB's responsibilities to HTF, LLC as set forth in Section 15 of the Operating Agreement;

          (3) To make available or otherwise arrange for HTF LLC one or more warehouse lines of credit along the lines set forth in Section 15(a) of the Operating Agreement in appropriate amounts to facilitate HTF LLC engaging in direct lending;

          (4) To promptly obtain all required regulatory approvals for the creation and operation of the Company as a qualified operating subsidiary of the Bank;

          (5) To use all reasonable efforts to market the business of HTF LLC and TA to existing and new customers, and implement mutually agreed upon and orderly expansion plans of HTF LLC and TA, consistent with safe and sound operations of each company;

          (6) To do or cause to be done all other things necessary or appropriate on UNCB's part in order to undertake its obligations and fulfill its covenants set forth in this Agreement and the Operating Agreement; and

          (7) Not knowingly take or permit to be taken any action which would constitute a material breach of any representation, warranty or covenant set forth in this Agreement.

     6.2 Within ten (10) days after Closing, UNCB will file with the United States Office of the Comptroller of the Currency ("OCC"), a letter Notice under OCC regulation set forth at 12 C.F.R. Section 5.34(e)(v)(C)and (P), notifying the Bank's primary regulator of the creation of HTF, LLC as an operating subsidiary of the Bank and the transactions contemplated herein, together with a copy of the Operating Agreement. In the event that, within 60 days after Closing, the OCC affirmatively rejects an application filed by the Bank to the effect of any of the following, then the provisions of this Agreement and the Employment Agreements shall immediately become null and void, except for provisions relating to confidentiality, liquidation and dissolution of HTF, LLC, Dispute resolution and closing of unclosed mortgage loan applications:

          (a) Disapproving UNCB's creation of HTF, LLC as an operating subsidiary of the Bank;
          (b) Determining that HTF, LLC does not qualify under applicable OCC regulations as an operating subsidiary, as that term is defined in those regulations; or
          (c)  Ordering UNCB to divest its interest in HTF, LLC.


SECTION 7.  INDEMNIFICATION

     7.1. Subject to the terms and conditions of this Agreement, Neihart and Glackin, jointly and severally, shall indemnify and hold harmless UNCB from and against any and all liabilities, losses, costs, damages, taxes, levies, fees, penalties, fines, interest, obligations or expenses of any kind whatsoever (including, without limitation, reasonable attorneys' accountants', consultants' or experts' fees and disbursements) ("Losses") which UNCB or any of its affiliates actually suffers, incurs or sustains arising out of or attributable to (whether or not arising out of third party claims) any legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature in progress, open, pending or threatened on the date of this Agreement and any actions, suits, proceedings or causes of action, whether civil, criminal, administrative or investigative (including an action by or in the right of the Home Team Mortgage, Inc.), commenced on the date of this Agreement or within five (5) years following the date of this Agreement which relate to actions on or prior to the date of this Agreement against UNCB, brought by reason of acts or failure to act, errors and omissions of the officers, directors, employees, shareholders, or agents of Home Team Mortgage , Inc., arising from the activities and business of Home Team Mortgage, Inc.

     7.2 Neihart and Glackin shall be indemnified by the Company against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceedings of any nature whatsoever in which he or she is made a party by reason of being or having been an officer, or agent of the Company, or an employee of the Bank to the fullest extent permitted under Pennsylvania law. The indemnification shall include, without limitation, any judgment, fine, penalty, settlement, and reasonable expenses, unless and to the extent that the party seeking indemnification has been adjudged liable to the Company, or to the Bank pursuant to indemnification set forth in this
Section 7. The Operating Committee may not authorize indemnification in relation to matters as to which the person seeking indemnification has been adjudged in such action, suit or proceeding to be liable by reason of willful misconduct involving active and deliberate dishonesty, bad faith in the performance of his or her duties, or disloyalty to, or breach of any agreement with the Company.

     7.3 The indemnified party shall promptly notify the indemnifying party of the discovery by it of, or the assertion against it of, any claim or potential liability for which indemnification is provided herein or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however; that the failure promptly to give such notice shall affect any indemnified party's rights hereunder only to the extent that such failure shall: (i) actually materially and adversely affect any indemnifying party or its rights hereunder; or (ii) result in the indemnified party failing to give notice of a claim for indemnification prior to the expiration of the survival period set forth in this Section 7 to which the claim relates.

     7.4 The right of an indemnified party under this Section 7 shall be subject to the following conditions and limitations:
(i) notice of any claim for indemnification under this Section 7 shall have been given within five (5) years and fifteen (15) days following the date of this Agreement and no party shall have the right to seek indemnification hereunder unless the claim is so asserted during such period; (ii) notice of any claim for indemnification with respect to Losses attributable thereto, shall have been given prior to the expiration of the applicable statute of limitations (giving effect to any extensions thereof) for the assertion of claims by the relevant tax authority; and
(iii) with respect to a claim for indemnification arising out of or involving an assertion by a third party of liability on the part of an indemnified party, the indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's cost and expense, to defend against such claims for liability; in any such action or proceeding, the indemnified party shall have the right to retain its own counsel and to participate in the defense, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless
(1) the indemnifying party and indemnified party mutually agree in writing to the retention of such counsel or (2) in the reasonable judgment of counsel for the indemnifying party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interest between them.

     7.5 Notwithstanding anything else to the contrary contained herein and in addition to any of the other conditions, limitations and exclusions set forth herein, Neihart and Glackin shall not be required to indemnify UNCB, and UNCB shall not seek indemnity from the Neihart and Glackin for any of the following:

          (1) Losses arising from the failure of UNCB in any Material respect to comply with its obligations under this Agreement, or with respect to which Neihart and Glackin followed the instructions of UNCB; and

          (2) Losses for which UNCB is indemnified by any Person, whether pursuant to an insurance policy, guarantee or otherwise.

     7.6 The indemnifying party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section 7 which is susceptible to being settled or compromised, provided, however, that any such settlement shall require the consent of the indemnified party, which consent shall not be unreasonably withheld, provided further however, that the consent of the indemnified party shall not be required if (1) the terms of the settlement require only the payment of damages and payment of the full amount of the relevant indemnification obligation to the indemnified party is assured and (2) the indemnified party is not otherwise materially and adversely affected by the terms of the settlement.

     7.7 For the limited purposes of determining Neihart and Glackin's indemnification obligations under this Section 7, a "material" loss shall mean a single loss or claim of Ten Thousand Dollars ($10,000) or more, or aggregate losses or claims arising from the same circumstances of Ten Thousand Dollars ($10,000) or more.

     7.8 The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to Losses actually suffered, incurred or sustained due to the intentional or willful actions of a Party in connection with this Agreement, the transactions contemplated by this Agreement, or other agreements entered into in connection with this Agreement. Each of Neihart and Glackin hereby agrees that he or she will not make any claim for indemnification against UNCB by reason of the fact that he or she was a shareholder, director, officer, employee, or agent of Home Team Mortgage, Inc., or was serving at the request of such entity as a partner, trustee, shareholder, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter, document, bylaw, agreement or otherwise).


     SECTION 8. BREACH

          8.1 (a) In the event that UNCB breaches the terms of this Agreement in a material way, or in the event that any representation, warranty or covenant of UNCB is found to have been materially false when made by UNCB and the breach or falsity has a Material Adverse effect on the operation of HTF LLC, upon 30 days by written notice to UNCB that there has been a Material breach of any obligation of UNCB contained herein and such breach has not been remedied within 30 days after receipt by UNCB of written notice specifying the nature of such breach and requesting that it be remedied, Neihart and Glackin, or either of them, shall have the right to purchase UNCB's Membership Interest in the Company at fair market value, as determined by an independent qualified business valuation consultant having experience in valuing mortgage banking/brokering businesses, agreed upon by the parties.

          (b) In the event that UNCB or its holding company is acquired by or merges with another financial institution or bank holding company, and that entity determines that it does not want to continue the business of HTF, LLC, then UNCB shall give notice thereof to Neihart and Glackin. In that event, Neihart and Glackin, or either of them, shall have the right to purchase UNCB's Membership Interest in HTF, LLC at fair market value, as determined by an independent qualified business valuation consultant having experience in valuing mortgage banking/brokering businesses, agreed upon by the parties.

          (c) For purposes of this Section 8.1 only, if Neihart and/or Glackin purchases UNCB's Membership Interest under either subsection (a) or (b), then the Membership Interest of the Bank shall be calculated for buyout purposes by first establishing the fair market value as required above in this subsection, and then:

               (i) if the purchase of UNCB's Membership Interest takes place on or before July 1, 2008, reducing the fair market value of UNCB's Membership Interest (including the capital position as set forth in Annex A of the Operating Agreement) by twenty percent (20%); or

               (ii) if the purchase of UNCB's Membership Interest takes place after July 1, 2008, but before December 31, 2010, reducing the fair market value of UNCB's Membership Interest (including the capital position as set forth in Annex A of the Operating Agreement)by twelve and one-half percent (12.5%).

     (d)  In the event of either a breach under 8.1(a), or     an
     acquisition or merger under 8.1(b) where surviving entity determines not to continue the business of the Company, the noncompete provisions set forth in Section 10 of Neihart's and Glackin's Employment Agreements shall become null and void.

     8.2 In the event that Neihart or Glackin breaches the terms of this Agreement in a material way, or in the event that any representation, warranty or covenant of Neihart/Glackin is found to have been materially false when made by Neihart/Glackin, and the breach or falsity has a Material Adverse effect on the operation of HTF, LLC, upon 30 days by written notice to Neihart/Glackin that there has been a Material breach of any obligation by Neihart/Glackin contained herein and such breach has not been remedied within 30 days after receipt by Neihart/Glackin of written notice specifying the nature of such breach and requesting that it be remedied UNCB may, in its sole discretion, immediately purchase all of Neihart and Glackin's Membership Interests in the Company, for which payments shall be made according to the schedule set forth in Section 8.5 hereof. Except as otherwise provided herein, the Bank may declare its obligations under this Agreement, and any obligations under the Operating Agreement and the Employment Agreements with Neihart and Glackin, including, without limitation, any obligations to make distributions and/or salary payments to Neihart and/or Glackin, to be null and void.

     8.3 In the event that Neihart engages in conduct constituting an act or omission that would constitute a cause for his termination under Section 11(c) of the employment contract entered into on even date herewith between Neihart, and the Bank, or in the event that Neihart voluntarily terminates his employment with the Bank prior to the expiration of the term of that employment contract, UNCB may, in its sole discretion, immediately purchase all of Neihart's Membership Interest in the Company, for which payments shall be made according to the schedule set forth in Section 8.5 hereof. Except as otherwise provided herein, the Bank may declare its obligations hereunder to Neihart and any obligations under the Operating Agreement and the Employment Agreement between Neihart and the Bank, including, without limitation, any obligations to make distributions and/or salary payments to be null and void.

     8.4 In the event that Glackin engages in conduct constituting an act or omission that would constitute a cause for his termination under Section 11(c) of the employment contract entered into on even date herewith between Glackin, and the Bank, or in the event that Glackin voluntarily terminates his employment with the Bank prior to the expiration of the term of that employment contract, UNCB may, in its sole discretion, immediately purchase all of Glackin's Membership Interest in the Company, for which payments shall be made according to the schedule set forth in Section 8.5 hereof. Except as otherwise provided herein, the Bank may declare its obligations hereunder to Glackin and any obligations under the Operating Agreement and the Employment Agreement between Glackin, the Bank , including, without limitation, any obligations to make distributions and/or salary payments to be null and void.

     8.5  Buyout of Neihart and Glackin in the event of Breach.
          ____________________________________________________
In the event of a purchase by the Bank of Neihart and/or Glackin's Membership Interest in the Company pursuant to Sections 8.2, 8.3 or 8.4 hereof, the payment in exchange for Neihart and/or Glackin's Membership Interest, which shall be deemed to be transferred to the Bank as of termination, shall be calculated as set forth in Section 2.6 hereof and Section 17 of the Operating Agreement (including the application of the Member's applicable Net Profit Distribution % prior to any scheduled reductions as noted in Annex C), except that:

     (a) In the event that the termination takes place on or after July 1, 2008, the calculation of all payments subsequent to termination of employment shall be derived from calculating the annualized Net Profit distributable to the Members, averaged from the quarter completed immediately after the termination, together with the 11 quarters immediately prior to the termination, which average shall give more weight to the most recent years as set forth in
     Section 2.6 hereof; multiplied by the number of buyout payment years remaining in the schedule set forth in Section
     2.6. The resulting sum calculated as the total of payments to be made in exchange for the breaching party's Membership Interest shall be reduced by twelve and one half percent (12.5%). That sum shall be further reduced by a dollar figure calculated by multiplying that same sum by UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment. The resulting sum calculated shall be paid out in equal annual installments by April 30 of each year. The first installment becomes due on or before April 30 of the calendar year following the year of termination.

     (b) In the event that the termination takes place prior to July 1, 2008, the calculation of all payments subsequent to termination of employment shall be derived from calculating the annualized Net Profit distributable to the Members, averaged from all the quarters including the quarter completed immediately after the termination, during which the terminated party held a Membership Interest in the Company; multiplied by five (5). The resulting sum calculated as the total of payments to be made in exchange for the breaching party's Membership Interest shall be reduced by Twenty percent (20%). That sum shall be further reduced by a dollar figure calculated by multiplying that same sum by UNCB's incremental income tax rate for the latest completed taxable year prior to the buyout payment. Payment of the total sum determined to be payable to the terminated employee under this Section shall be payable in five (5) equal annual installments, the first installment becomes due on or before April 30 of the calendar year following the year of termination.

     8.6 It is understood by all Parties hereto that the 20% and 12.5% reduction factors in the provisions of Section 8.5 hereof, are based upon the fact that there will be less time for historical financial performance to indicate future, viable long-term financial performance of HTF LLC. As such, if Section 8.5 is invoked, UNCB would incur additional risk attributable to the buyout of Neihart and/or Glackin's Membership interest(s). In addition, if the breach takes place in 2005 through 2009, the payments under the buyout provisions of this Agreement would be paid in advance of the expected time absent breach. In making buyout payments in advance of the expected time, UNCB would also incur certain opportunity costs that UNCB would be unable to invest in other ventures.


     SECTION 9.  EFFECT OF TERMINATION

     9.1 Effect. In the event of termination of this Agreement as provided above, this Agreement shall immediately become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to confidentiality (Subsection 9.3 and Section 11) publicity (Subsection 17), and expenses (Section 10) of this Agreement shall survive.

     9.2 Limited Liability. Except as provided in Section 10, the termination of this Agreement in accordance with the terms of
Section 8 shall create no liability on the part of any party, or on the part of any party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by UNCB by reason of a Material breach by Neihart/Glackin, or if this Agreement is terminated by Neihart/Glackin by reason of a Material breach by UNCB, the breaching party shall be liable to the nonbreaching party or parties for all costs or such liability as may be pursued and found as a matter of law or in equity, including but not limited to, reasonable out-of-pocket costs and expenses reasonably incurred by the nonbreaching party or parties in connection with the preparation, execution and consummation of this Agreement, including the fees of its or their counsel, accountants, consultants and other representatives.

     9.3 Confidentiality. In the event of the termination of this Agreement, neither UNCB nor Neihart/Glackin shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties.

     9.4 Buyout upon Termination of employment for no cause. In the event that the Bank terminates the employment of Neihart or Glackin for no cause, such termination shall be considered a breach of the terminated employee's Employment Agreement and a Material breach of this Agreement, with the effect set forth in
Section 8.1(a) of this Agreement, including the triggered right of Neihart and Glackin to terminate this Agreement and purchase UNCB's interest in the manner and at the price established in
Section 8.1 herein.

     9.5 Upon termination of this Agreement under this Section 9, in the event that Neihart and/or Glackin purchases UNCB's Membership Interest in HTF, LLC, all unclosed mortgage loans being processed by HTF, LLC at the time of termination shall become the responsibility of the purchaser for purposes of completing and closing the remaining mortgage loans. Otherwise, the responsibility for completing unclosed mortgage loan transactions shall be responsibility of UNCB.

SECTION 10.  EXPENSES -PAYMENTS ON TERMINATION

     10.1 Expenses incurred by each Party in connection with this Agreement and the transactions contemplated herein shall be reimbursed by HTF LLC from the cash monies contributed as capital by each separate party, up to the amount of that cash contribution, as set forth in "Annex A" of the Operating Agreement. That is, if the Bank's capital contribution is $294,000 and Neihart contributes $3,240 cash and Glackin contributes $2,760 cash in capital, then Neihart and Glackin may be reimbursed for their expenses up to the amount each contributed in cash capital, and the Bank shall be reimbursed for its expenses up to $294,000.

     10.2 In the event of termination of this Agreement pursuant to Section 8.2, 8.3 or 8.4, so long as UNCB shall not have Materially breached its obligations hereunder, subject to the dispute resolution provisions in Section 27, UNCB may recover all costs and damages to which it may be entitled by law or in equity, including all costs and expenses (including reasonable attorney's fees) incurred by UNCB in connection with any alternative dispute resolution proceeding. In the event of termination of this Agreement pursuant to Section 8.1, so long as Neihart and Glackin shall not have Materially breached its obligations hereunder, subject to the dispute resolution provisions in Section 27, Neihart and Glackin may recover all of their costs and damages to which they may be entitled by law or in equity, including all costs and expenses (including reasonable attorney's fees) incurred by Neihart and Glackin in connection with any alternative dispute resolution proceeding.


SECTION 11.  CONFIDENTIALITY

The parties agree to keep strictly confidential any non-public or confidential information provided by Neihart/Glackin to UNCB, or by UNCB to Neihart and Glackin pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or to which any other party has acquired or may acquire access, and indicated (either expressly, in writing or orally, or by the context of the disclosure or access) by the disclosing party to be non-public or confidential, or which by the context thereof reasonably appears to be non-public or confidential, and to not use or disclose such information in any manner except in connection with the transactions contemplated by this Agreement, or unless required by applicable law or court order. To that end, the parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to non-public or confidential information of the other party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information. In the event that any party is required or becomes legally compelled to disclose any confidential information, that party shall use all reasonable efforts to provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedies and/or waive compliance with this Section
11. In the event that a protective order or other remedy is not promptly obtained, or the parties waive compliance with the provisions of this Agreement, the party providing the information will furnish or disclose only that part of the information which it is legally required to disclose, and, except in the case of waiver, notify the entity receiving the information that such
information is considered confidential   In addition, all non-
public or
confidential documents (including all copies thereof) obtained or created hereunder by any party shall be returned as soon as practicable after any termination of this Agreement, or destroyed, with the party destroying such documents providing a destruction certificate to the other party (provided, however, that the parties may retain copies of confidential information required to be maintained by law for a period of time, provided that such information be kept strictly confidential and procedures put in place to protect the continued confidentiality of such information until the retention period is complete).


SECTION 12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

The representations and warranties set forth in Sections 3 and 4 hereof shall be deemed to have been relied upon by the party to whom they are made and shall survive for a period not to exceed three years after the Closing. All covenants and duties which relate to a time after Closing shall survive Closing and all other covenants and duties which do not relate to a time after Closing shall not survive Closing. No investigation made by or on behalf of either party shall affect the representations and warranties made pursuant to this Agreement.


SECTION 13.  EMPLOYEES

     13.1 Except for John Neihart and Kevin Glackin who shall be employed by the Bank pursuant to their respective Employment Agreements, and except as may be otherwise specifically agreed to in writing by the Parties and subject to UNCB's satisfactory review of personnel records, HTF, LLC shall continue to employ all persons who are employees of Home Team Mortgage, Inc. immediately before the date of Closing as employees of HTF, LLC immediately following the date of Closing. The hired employees will be employees at-will with no express or implied right to continued employment. It shall be a condition to employment by HTF, LLC that any former officer or employee of Home Team Mortgage, Inc. agree to cancel any existing employment contract, agreement or understanding between him or herself and Home Team Mortgage, Inc., including, without limitation, all benefits related to severance arrangements, bonuses, upon a change of control or otherwise and release HTF, LLC, UNCB, UNCB Affiliates and Neihart/Glackin from all contractual obligations under such agreements, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding; provided however, that each such employee shall be entitled to continue to receive medical and retirement benefits as agreed by the parties, with credit for years of service with Home Team Mortgage.

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     SECTION 14.  MANAGERS AND OFFICERS

     14.1 Initial Managers. Home Team Financial, LLC's initial Operating Committee shall be John Neihart, Kevin Glackin, Clement Hoober and Michael Frey until such time as their successors are elected or appointed, in accordance with the terms of Home Team Financial, LLC's Operating Agreement.

     14.2 Officers. John Neihart shall serve as President and Kevin Glackin shall serve as Executive Vice President/Assistant Secretary, Clement Hoober shall serve as Secretary/Treasurer and Dwight Kreiser shall serve as Assistant Treasurer of HTF, LLC, each pursuant to the terms and conditions of their respective Employment Agreements with the Bank, if applicable (Copies of Neihart and Glackin's Employment Agreements with the Bank are attached hereto as Exhibits 2 and 3).


SECTION 15.  ENTIRE AGREEMENT

     This Agreement, the Operating Agreement and the Employment Agreements by and between the Bank and Neihart and the Bank and Glackin, together with all exhibits, annexes and schedules attached hereto and thereto, embody the entire agreement among the Parties hereto with respect to the matters agreed to herein. All prior negotiations, discussions and agreements by and among the Parties hereto with respect to matters agreed to in this Agreement, the Operating Agreement and the Employment Agreements, or the exhibits, annexes or schedules hereto and thereto, are hereby superseded and shall have no force or effect.


SECTION 16.  SECURITIES AND EXCHANGE COMMISSION  REPORTING -
             PUBLICITY

     16.1 It is understood by the Parties that there is a high probability that this Agreement and the transactions contemplated hereunder may be deemed "material" under the Securities laws of the United States and the Commonwealth of Pennsylvania. The Parties agree and hereby consent to the filing of a copy of this Agreement and any ancillary agreements hereto, together with all Schedules and Exhibits hereto, with the United States Securities and Exchange Commission and any other government authority deemed necessary or appropriate by UNCB.

     16.2 Except as provided in Subsection 16.1, hereof, the content and timing of all publicity and announcements concerning this Agreement, and all transactions contemplated by this Agreement, shall be subject to joint consultation and approval of the Parties hereto, subject, however, to the legal and regulatory obligations applicable to the Parties.

SECTION 17.  AMENDMENT AND WAIVER

     Neither this Agreement, nor any term, covenant, condition or other provision hereof, may be amended, modified, supplemented, waived, discharged or terminated except by a document in writing signed by all of the Parties hereto.


SECTION 18.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that federal law is controlling.


SECTION 19.  COMMUNICATIONS

     All notices, claims, requests, demands, consents and other communications which are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, sent by recognized overnight delivery service, sent by certified or registered mail, postage prepaid, return receipt requested, as follows:

     19.1 If to UNCB, to:

          UNION NATIONAL COMMUNITY BANK
          101 East Main Street
          P O Box 567
          Mount Joy, PA 17552-0567

          Attn: Mark D. Gainer, President & CEO

          or to such other person or place as shall be designated in writing, and with a copy to:

          SHUMAKER WILLIAMS, P.C.
          3425 Simpson Ferry Road
          Camp Hill, PA  17011
          Attn: Nicholas Bybel, Jr., Esquire

     19.2 If to Neihart/Glackin, to:

          John S. Neihart
          532 Bald Eagle Court
          Lancaster, PA 17601

          and

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

          Kevin Glackin
          117 Hadley's Mill Run
          Kennett Square, PA, 19348

          or to such other person or place as shall be designated to UNCB in writing, and with a copy to:

          ARNOLD & PORTER, LLP
          555 12th  Street, N.W.
          Washington, D.C., 20004
          Attn: Beth S. DeSimone, Esq.


     Any such notice or other communication so addressed shall be deemed to have been received by the addressee (1) if hand-delivered or sent by overnight delivery, on the next business day following the date so delivered or sent, or (2) if sent by registered or certified mail, five (5) business days following the date sent.


SECTION 20.  SUCCESSORS AND ASSIGNS

     The rights and obligations of the Parties hereto shall inure to the benefit of and shall be binding upon the successors and assigns of each of them; provided, however, that UNCB shall be permitted to assign any of the rights, interest or obligations hereunder to any UNCB Affiliate without the prior written consent of the other Party but may not otherwise assign its rights, interest or obligations except in connection with the transfer of its Membership Interest as permitted under the provisions of
Section 12 of the Operating Agreement.


SECTION 21.  HEADINGS, ETC.

     The headings of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not be deemed to be a part of this Agreement.


SECTION 22.  SEVERABILITY

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

SECTION 23.  NO THIRD PARTY BENEFICIARY

     Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any person who is not a Party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.


SECTION 24.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterparty or counterparty, individually or taken together, bears the signature of all of the parties.


SECTION 25.  FURTHER ASSURANCES

Each Party will execute and deliver such instruments and take such other actions as the other Party hereto may reasonably request in order to carry out the intent and purposes of this Agreement.


SECTION 26.  DISCLOSURE SCHEDULES

     The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or has a Material Adverse Effect.


SECTION 27.    DISPUTE RESOLUTION

     27.1 Informal Dispute Resolution.  Any and all disputes,
          ___________________________
claims, controversies and disagreements arising from or relating to this Agreement initially shall be referred to the Operating Committee of HTF, LLC for resolution, and then if unresolved after thirty (30) days, shall be referred to the Chief Executive Officer of UNCB and John Neihart, who shall evaluate the dispute and meet in good faith to resolve the dispute. In the event a resolution is not reached within 15 days, the parties agree that the dispute shall, at the request of any party to the dispute, be resolved by binding arbitration and not by court action.

     27.2 Applicable Arbitration Law and Procedures.  If
          _________________________________________
arbitration is chosen, it will be conducted pursuant to the then applicable rules of either the American Arbitration Association ("AAA") or that of JAMS, at the option of the party requesting
the arbitration.    Copies of the AAA rules and forms may be
obtained at any American Arbitration Association office, or through the internet at address www.adr.org. Copies of the JAMS
                                ___________
rules may be obtained at any

JAMS office or through the internet at address www.jamsadr.com. This arbitration provision is made pursuant to transactions involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, et seq. (as amended from time to time), and the substantive law of Pennsylvania.

     27.3 Conduct of Arbitration.  Arbitration shall be conducted
          ______________________
in Lancaster County, Pennsylvania, unless the parties agree to a different location. The arbitrator shall be selected from a panel of 3 arbitrators submitted by the parties to the arbitration, by the parties either mutually agreeing on the arbitrator or striking persons from the panel until one person is left, that person being the arbitrator. The parties shall equally share the fees of the arbitrator and other jointly incurred reasonable expenses. The arbitrator shall have the power to authorize reasonable discovery and to issue any necessary orders and subpoenas. The parties agree that all discovery shall be limited and expedited to the maximum extent practical, and the arbitrator is specifically requested and encouraged to minimize discovery and its cost to the maximum extent practicable. The arbitrator shall have authority to award damages and grant such other relief the arbitrator deems appropriate, including reimbursement of a party's share of the fees and expenses of the arbitration. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall set forth in the award findings of fact and conclusions of law supporting the arbitrator's decision, which must be based upon applicable law and supported by evidence meeting the judicial standards for the burden of proof for like claims made in court, under the law of
Pennsylvania.   Judgment upon the award may be entered by any
court of competent jurisdiction. Except as specifically set forth herein, the arbitrator shall have the ability to grant all equitable and legal remedies, declaratory and injunctive relief, as may be available under applicable law.

     BY AGREEING TO THIS ARBITRATION PROVISION, THE PARTIES ARE AGREEING TO HAVE DISPUTES ARISING FROM THIS MEMBERS AGREEMENT, AS DESCRIBED ABOVE (OTHER THAN THOSE DISPUTES RESOLVED INFORMALLY UNDER SECTION 27.1 HEREOF), RESOLVED EXCLUSIVELY BY ARBITRATION, AND ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT TO LITIGATE ANY SUCH DISPUTES IN COURT, AND THE PARTIES ARE ALSO WAIVING ANY RIGHT TO A TRIAL BY JURY.

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

     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed, as of the date set forth above.

ATTEST:                        UNION NATIONAL COMMUNITY BANK


___________________________    By:__________________________
                               Mark D. Gainer, President
WITNESS:


___________________________    _____________________________
                               JOHN NEIHART
WITNESS:


___________________________    ______________________________
                               KEVIN GLACKIN

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